Exhibit 99.1

News Release

Energy Future Holdings

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Third Quarter Results and Announces Closing of Sale of Minority Interest in Oncor

GAAP Results Reflect Unrealized Mark-to-Market Gains That Offset Prior Unrealized Losses

DALLAS – November 6, 2008 – Energy Future Holdings Corp. (EFH), today reported consolidated financial results for the third quarter and year-to-date periods ended September 30, 2008 in the company’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission (SEC) and announced the closing of the sale of a 19.96 percent interest in its subsidiary, Oncor Electric Delivery Company LLC (Oncor), for net proceeds of $1.253 billion.

Net Income (GAAP)

EFH reported consolidated net income (in accordance with GAAP) of $3.617 billion for the three months ended September 30, 2008 (third quarter) compared to net income of $992 million for the third quarter 2007. Third quarter 2008 reported net income included $3.955 billion (after tax) in unrealized mark-to-market net gains driven by forward (2008-2014) natural gas positions in EFH’s long-term hedging program (discussed further below) and a $322 million (after tax) charge associated with the impairment of sulfur dioxide and nitrogen oxide emissions allowances. Third quarter 2007 reported net income included $309 million (after tax) in unrealized mark-to-market net gains largely related to the long-term hedging program.

For the nine months ended September 30, 2008 (year-to-date), EFH reported a consolidated net loss (in accordance with GAAP) of $983 million compared to net income of $615 million for year-to-date 2007. Year-to-date 2008 reported net income included net after-tax charges of $323 million associated with the impairment of emissions allowances and $142 million in unrealized mark-to-market net losses, reflecting amounts related to commodity derivatives, including EFH’s long-term hedging program. Year-to-date 2007 reported net income included net after-tax charges of $523 million associated with the cancellation of a program to develop eight coal-fueled generation units and $453 million in unrealized mark-to-market net losses, virtually all related to the long-term hedging program, partially offset by a $51 million deferred income tax benefit related to the enactment of the Texas margin tax.

Adjusted (non-GAAP) Operating Earnings1

Adjusted (non-GAAP) operating earnings totaled a net loss of $21 million for the third quarter 2008 compared to net earnings of $655 million for the third quarter 2007. For a reconciliation of reported net income to adjusted (non-GAAP) operating earnings, see Appendix B below. The decrease of $676 million was driven by a $412 million (after tax) increase in interest expense and related charges driven by merger-related financings and non-cash depreciation and amortization expenses of approximately $151 million (after-tax) due to the application of purchase accounting2 for the merger. The remaining $113 million related primarily to the Competitive Electric segment.

The Competitive Electric segment was negatively impacted by the higher costs of purchased power and fuel and the impact of Hurricane Ike on retail operations, partially offset by increased retail revenues driven by business market pricing and customer growth. Higher costs reflected generation plant outage-related maintenance, increased depreciation and increased retail expenses to support customer growth.

Adjusted (non-GAAP) operating earnings totaled a net loss of $510 million for year-to-date 2008 compared to net earnings of $1.520 billion for year-to-date 2007. The decrease of $2.030 billion was driven by a $1.221 billion (after tax) increase in interest expense and related charges, primarily due to merger-related financings, and non-cash depreciation and amortization expense of approximately $497 million (after tax) due to the application of purchase accounting.

The remaining $312 million decrease reflected lower results in the Competitive Electric segment, partially offset by increased earnings in the Regulated Delivery segment, primarily due to warmer weather and higher transmission revenues from rate adjustments to recover ongoing investment. The drivers of the decrease in the Competitive Electric segment were substantially the same as those described for the third quarter. The year-to-date Competitive Electric segment comparison was also materially affected by the 15 percent price reductions phased in between March and October 2007 for certain retail residential customers as part of commitments made in connection with the merger. The year-to-date effects were more pronounced than in the quarter due to the phase-in during 2007.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of October 24, 2008, these subsidiaries have effectively sold forward approximately 2.1 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 280,000 GWh at an assumed 7.50 MMBtu/MWh market heat rate) over the period from 2008 to 2014 at average annual sales prices ranging from $7.20 per MMBtu to $8.35 per MMBtu. These forward sales include related put and call transactions (referred to as collars), primarily in the outer years of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 5% of the positions in the program at October 24, 2008, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. EFH currently expects to hedge approximately 80% of the equivalent natural gas price exposure of its expected baseload generation output on a rolling five-year basis. For the period from 2008 to 2014, and taking into consideration the estimated portfolio impacts of TXU Energy’s retail electricity business, the hedging transactions result in EFH having effectively hedged approximately 77% of its expected baseload generation natural gas price exposure for such period (on an average basis for such period).

Based on the size of the long-term hedging program as of October 24, 2008, a $1.00/MMBtu change in natural gas prices across the period from 2008 through 2014 would result in the recognition by EFH of up to approximately $2.1 billion in pretax unrealized mark-to-market gains or losses. Significant effects of changes in forward natural gas prices are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pre tax) associated with the long-term hedging program totaled $6.2 billion and $133 million for the third quarter and year-to-date periods in 2008, respectively, and were due to a decrease in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net losses related to positions in the long-term hedging program totaled $1.8 billion at December 31, 2007, $1.7 billion at September 30, 2008 and $44 million at October 24, 2008.

Sale of Minority Interest in Oncor

EFH also announced today the closing of the sale of a minority ownership interest in Oncor to an investor group led by Borealis Infrastructure Management, an investment arm of the OMERS pension plan, and GIC Special Investments. Under the terms of the sale, the investor group paid $1.254 billion for a 19.75 percent minority interest in Oncor and has the right to add two directors to Oncor’s board of directors. A majority of Oncor’s directors will remain independent. In addition, as part of its management equity ownership program, Oncor sold 0.21 percent equity interests to certain members of its management team.

The proceeds (net of closing costs) of $1.253 billion received by Oncor from the investor group and the members of Oncor management were ultimately distributed to EFH Corp. Under the terms of certain financing arrangements of EFH Corp. and its wholly-owned subsidiary, Texas Competitive Electric Holdings Company LLC (TCEH), upon such distribution, under certain circumstances, EFH Corp. is required to repay certain outstanding intercompany loans from TCEH. As of November 5, 2008, $837 million of such intercompany loans were outstanding. With respect to any excess proceeds, EFH Corp. may retain the funds for general corporate purposes, use the funds for repayment of debt, use the funds for certain investments or contribute the funds to TCEH to be used for the same purposes.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, is available in the EFH Form 10-Q on the EFH website.

Investor Call

EFH will host a conference call to discuss its third quarter results with its investors on Thursday, November 6, 2008 at 10:00 a.m. Central (11:00 a.m. Eastern).

The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with confirmation code 66444914. The teleconference also will be webcast live on EFH’s website at www.energyfutureholdings.com in the Investor Relations section.

* * *

About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to over 2.2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity, and is building an additional 2,200 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the Securities and Exchange Commission (SEC). In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as EFH’s long-term hedging program does not mitigate exposure to changes in market heat rates and the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Tim Hogan 214.812.4641	Bill Huber 214.812.2480	Lisa Singleton 214.812.5049

Appendix Tables

Appendix Table A: Consolidated: adjusted (non-GAAP) operating earnings and major change drivers

Q3 08 vs. Q3 07 and YTD 08 vs. YTD 07; $ millions and after tax

	Q3 08	Q3 07	Change	YTD 08	YTD 07	Change
Adjusted (non-GAAP) operating earnings (loss)	(21)	655	(676)	(510)	1,520	2,030

Interest expense and related charges[a]	558	146	412	1,636	415	1,221
Purchase accounting adjustments	151	—	151	497	—	497

[a]	2008 periods exclude $23 million ($36 million pre-tax) of unrealized mark-to-market net gains on interest rate swap transactions.

Appendix Table B-1: Consolidated: Reconciliation of GAAP net income to adjusted (non-GAAP) operating earnings

Q3 08; $ millions

	Net income	Adj.	Adjusted Operating Earnings
Operating revenues	3,695	(76)[a]	3,619
Fuel, purchased power costs and delivery fees	(1,631)	22 [a]	(1,609)
Net gain (loss) from commodity hedging and trading activities	6,045	(6,088)[a]	(43)
Operating costs	(370)	—	(370)
Depreciation and amortization	(431)	—	(431)
Selling, general and administrative expenses	(249)	—	(249)
Franchise and revenue-based taxes	(92)	—	(92)
Other income	14	—	14
Other deductions	(541)	528 [b]	(13)
Interest income	9	—	9
Interest expense and related charges	(831)	(36)[c]	(867)

Income (loss) from continuing operations before income taxes	5,618	(5,650)	(32)
Income tax (expense) benefit	(2,001)	2,012	11

Income (loss) from continuing operations	3,617	(3,638)	(21)
Income from discontinued operations, net of tax effect	—	—	—

Net income (loss)	3,617	(3,638)	(21)

[a]

Adjustments to operating revenues, fuel, purchased power costs and delivery fees, and net gain (loss) from commodity hedging and trading activities total $6,142 million ($3,955 million after tax) of unrealized mark-to-market net gains on commodity positions, primarily associated with the long-term hedging program.

[b]	Details of adjustments to other deductions are provided in Appendix Table C.

[c]	Adjustments to interest expense and related charges represent $36 million ($23 million after tax) of unrealized mark-to-market gains on interest rate swap transactions.

Appendix Table B-2: Consolidated: Reconciliation of GAAP net income to adjusted (non-GAAP) operating earnings

Q3 07; $ millions

	Net income	Adj.	Adjusted Operating Earnings
Operating revenues	2,983	—	2,983
Fuel, purchased power costs and delivery fees	(882)	—	(882)
Net gain (loss) from commodity hedging and trading activities	462	(479)[a]	(17)
Operating costs	(350)	—	(350)
Depreciation and amortization	(209)	—	(209)
Selling, general and administrative expenses	(229)	—	(229)
Franchise and revenue-based taxes	(93)	—	(93)
Other income	20	(12)[b]	8
Other deductions	(10)	(12)[c]	(22)
Interest income	19	—	19
Interest expense and related charges	(226)	—	(226)

Income from continuing operations before income taxes	1,485	(503)	982
Income tax (expense) benefit	(506)	179	(327)

Income from continuing operations	979	(324)	655
Income from discontinued operations, net of tax effect	13	(13)	—

Net income	992	(337)	655

[a]	Adjustments to net gain (loss) from commodity hedging and trading activities represent unrealized mark-to-market net gains on commodity positions.

[b]	Adjustments to other income represent amortization of gain on the sale of a business that was eliminated as a result of purchase accounting for the merger.

[c]	Details of adjustments to other deductions are provided in Appendix Table C.

Appendix Table B-3: Consolidated: Reconciliation of GAAP net income to adjusted (non-GAAP) operating earnings

YTD 08; $ millions

	Net income	Adj.		Adjusted Operating Earnings
Operating revenues	9,001	(155)[a]		8,846
Fuel, purchased power costs and delivery fees	(3,867)	71	[a]	(3796)
Net gain (loss) from commodity hedging and trading activities	(248)	305	[a]	57
Operating costs	(1,120)	—		(1,120)
Depreciation and amortization	(1,217)	—		(1,217)
Selling, general and administrative expenses	(712)	—		(712)
Franchise and revenue-based taxes	(259)	—		(259)
Other income	43	—		43
Other deductions	(583)	550	[b]	(33)
Interest income	22	—		22
Interest expense and related charges	(2,505)	(36)[c]		(2,541)

Loss from continuing operations before income taxes	(1,445)	735		(710)
Income tax (expense) benefit	462	(262)		200

Loss from continuing operations	(983)	473		(510)
Income from discontinued operations, net of tax effect	—	—		—

Net loss	(983)	473		(510)

[a]

Adjustments to operating revenues, fuel, purchased power costs and delivery fees, and net gain (loss) from commodity hedging and trading activities total $221 million ($142 million after tax) of unrealized mark-to-market net losses on commodity positions, which includes $133 million in net gains related to the long-term hedging program and $354 million in net losses from other hedging activities and derivative commodity contracts that are marked-to-market.

[b]	Details of adjustments to other deductions are provided in Appendix Table C.

[c]	Adjustments to interest expense and related charges represent $36 million ($23 million after tax) of unrealized mark-to-market gains on interest rate swap transactions.

Appendix Table B-4: Consolidated: Reconciliation of GAAP net income to adjusted (non-GAAP) operating earnings

YTD 07; $ millions

	Net income	Adj.		Adjusted Operating Earnings
Operating revenues	7,743	—		7,743
Fuel, purchased power costs and delivery fees	(2,286)	—		(2,286)
Net gain (loss) from commodity hedging and trading activities	(607)	703	[a]	96
Operating costs	(1,065)	—		(1,065)
Depreciation and amortization	(612)	—		(612)
Selling, general and administrative expenses	(674)	4	[b]	(670)
Franchise and revenue-based taxes	(269)	—		(269)
Other income	65	(35)[c]		30
Other deductions	(901)	850	[d]	(51)
Interest income	53	—		53
Interest expense and related charges	(644)	—		(644)

Income from continuing operations before income taxes	803	1,522		2,325
Income tax (expense) benefit	(212)	(593)		(805)

Income from continuing operations	591	929		1,520
Income from discontinued operations, net of tax effect	24	(24)		—

Net income	615	905		1,520

[a]	Adjustments to net gain (loss) from commodity hedging and trading activities represent unrealized mark-to-market net losses on commodity positions.

[b]	Adjustments to selling, general and administrative expenses reflect rebranding costs as a result of the merger.

[c]	Adjustments to other income represent amortization of gain on the sale of a business that was eliminated as a result of purchase accounting for the merger.

[d]	Details of adjustments to other deductions are provided in Appendix Table C.

Appendix Table C: Description of other deductions excluded from adjusted (non-GAAP) operating earnings

Q3 08 vs. Q3 07 and YTD 08 vs. YTD 07; $ millions after tax

	Q3 08	Q3 07	YTD 08	YTD 07
Impairment of emissions allowances	499	—	501	—
Charge related to Lehman bankruptcy[a]	26	—	26
Projects expenses[b]	—	—	—	42
Professional fees related to the merger	1	18	4	38
Charges related to cancelled development of generation facilities	2	17	10	812
Credit related to impaired leases[c]	—	(48)		(48)
Other, including litigation/regulatory settlements	—	1	9	6

Total other deductions adjustments	528	(12)	550	850

[a]

Represents reserve established against accounts receivables (excluding termination-related costs) from affiliates of Lehman Brothers Holdings, Inc. arising from commodity hedging and trading activities, all of which were terminated in September 2008. Such affiliates have filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

[b]	Includes previously deferred costs associated with certain strategic transactions that were no longer expected to be consummated as a result of the Merger.

[c]

Represents 2007 adjustment to the liability recorded in 2004 for leases of certain natural gas-fueled combustion turbines (net of estimated sublease revenues) that were no longer operated for EFH’s benefit.

Appendix Table D: Financial definitions

Term	Definition

Adjusted (non-GAAP) Operating Earnings	Net income (loss) adjusted for items representing income or losses that are not reflective of continuing operations. These items include unrealized mark-to-market gains and losses, results of discontinued operations and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating earnings as a measure of performance and believes that analysis of the business by external users is enhanced by visibility to both net income prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings.

EBITDA (non-GAAP)	Net income before interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization.

Purchase Accounting	The purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations,” whereby the cost or “purchase price” of a business combination, representing the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude non-cash items, unusual items, interest income, income from discontinued operations and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

GAAP	Generally accepted accounting principles

[1]

See Appendix Table D: Financial Definitions above for a definition of items not included in adjusted (non-GAAP) operating earnings, Appendix Table B for reconciliation of GAAP net income to adjusted (non-GAAP) operating earnings for the three and nine months ended September 30, 2008 and 2007.

[2]

Refers to the purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations”. See Appendix Table D: Financial Definitions above for a detailed definition of the purchase method of accounting and other GAAP and non-GAAP financial measures used in this release. Depreciation and amortization due to purchase accounting represents the net increase in such non-cash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization, other income and interest expense in the income statement.